

Kazuo Shiraga (1924–2008)
Initial Offering Price
$882,000
Offering Circular
sec.gov
As of November 2023, Shiraga has had a 64% average price increase from $468,452 in 2022, to $770,313 in November of the current year.
INVESTMENT THESIS
Similar Sales
Record Price
Repeat Sales
$1.5m
$1.0m
$0.5m
$0.0m
05
08
11
14
17
20
23
Price Appreciation of Similar Works
19.3%
Sharpe Ratio (2003-2023)
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Kazuo Shiraga
▲0.89
All Art
0.42
S&P 500
0.60
50% Progress
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Kazuo Shiraga

(1924–2008)

Why we like this offering

1. The Artwork is a dynamic example of Kazuo Shiraga's signature black and red Gutai paintings.
2. Auction records for artworks similar in scale, style, and period are led by *Yugi* (1994), which sold for $1,247,067 at Christie's in February 2015, and *Koukai* (1990), which sold for $807,360 at SBI Art Auction Co, Ltd in Tokyo on April 18, 2015.
3. Gutai was an avant-garde movement in Japan, which combined painting and performance. Artists used their whole body to make marks on a canvas. Shiraga would hang from a rope attached to the ceiling and swing his body over a canvas laid on the floor, applying and mixing paint with his feet.
4. Kazuo Shiraga's action-based painting technique conceptually links him to the famous Abstract Expressionist Jackson Pollock. In fact, Pollock owned a copy of the Gutai group manifesto, which was found amongst his papers when he died in 1956.
5. Red and black are Kazuo Shiraga's favorite colors to paint with, making the Artwork an especially desirable example of the artist's oeuvre.
6. The Artwork was created for the occasion of Kazuo Shiraga's solo exhibition at Galerie Stadler in 1992.
7. The Artwork is a vertically oriented abstract canvas painting covered in thick swaths of black and vibrant crimson red paint. The dynamic black and red composition plays with texture created from using brushstrokes, drips, and toe imprints to apply the paint.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$9,379,847	21	$8,937,600

Turnover by Year



25.1M
18.8M
12.5M
6.3M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
28
21
14
7
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$882,000**

Offering Circular sec.gov/edgar

Painting





About Kazuo Shiraga

Kazuo Shiraga (b. 1924, Amagasaki, Japan - d. 2008, Amagasaki, Japan) was an important Japanese Post-War artist, best known for his performative painting practice. The artist's gestural style of applying paint was influenced by American Abstract Expressionism and indicative of his participation in the Gutai avant-garde movement. Today, the artist's works are included in the collections of the Hara Museum of Contemporary Art in Tokyo, the Dallas Museum of Art, and the Hiroshima City Museum of Art, among many others.

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KAZUO SHIRAGA

B. 1924 - D. 2008, JAPAN



$882,000

INITIAL OFFERING

19.3% HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]	▲0.89 SHARPE RATIO[3]
25.6% ANNUAL GROWTH OF RECORD PRICE[4]	20.4% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Waterpaint on canvas | 46 × 36 in. (117 × 91 cm.)

Kazuo Shiraga was one of the most influential Japanese Post-War artists, best known for his integration of performance and Artwork.

The Artwork is a dynamic example of Kazuo Shiraga's signature black and red Gutai paintings. Gutai was an avant-garde movement in Japan, which combined painting and performance. Artists used their whole body to make marks on a canvas. Shiraga would hang from a rope attached to the ceiling and swing his body over a canvas laid on the floor, applying and mixing paint with his feet. Kazuo Shiraga's action-based painting technique conceptually links him to the famous Abstract Expressionist Jackson Pollock. In fact, Pollock owned a copy of the Gutai group manifesto, which was found amongst his papers when he died in 1956. Red and black are Kazuo Shiraga's favorite colors to paint with, making the Artwork an especially desirable example of the artist's oeuvre. The Artwork was created for the occasion of Kazuo Shiraga's solo exhibition at Galerie Stadler in 1992. The title , trans-lates to: the wise beast. The Artwork is a vertically oriented abstract canvas painting covered in thick swaths of black and vibrant crimson red paint. The dynamic black and red composition plays with texture created from using brushstrokes, drips, and toe imprints to apply the paint. Auction records for artworks similar in scale, style, and period are led by Yugi (1994), which sold for $1,247,067 (£818,500) at Christie's London on February 11, 2015, and Koukai (1990), which sold for $807,360 (JPY 96,000,000) at SBI Art Auction Co, Ltd in Tokyo on April 18, 2015.

Kazuo Shiraga is represented by Fergus McCaf-frey and Lévy Gorvy. Shiraga's work has been included in two Venice Biennales: in 2007, at an adjacent exhibition organized by Axel Vandervoot at Palazzo Fortuny, and in 2009, at the Arsenale curated by Daniel Birnbaum. The artist has been the subject of numerous solo exhibitions, includ-ing a large-scale museum survey in 2009 titled Kazuo Shiraga: Painting Born Out of Fighting at the Azumino Municipal Museum of Modern Art, which traveled to the Amagasaki Cultural Center, the Yokosuka Museum of Art and the Hekinan Museum of Contemporary Art. Shiraga was also a central figure in the Guggenheim's 2013 in-depth exhibition on the Gutai collective. Shiraga's works are held in the permanent collections of the Metropolitan Museum of Art in New York, the Musée National d'Art Moderne Centre Georges Pompidou in Paris, the Museum of Modern Art in Tokyo, and the Walker Art Center in Minneapolis, among others. Shiraga's auction records are led by Takao (1959), which sold for $10,285,493 (€8,731,400) at Sotheby's Paris on June 6, 2018, Tentaisei soushiko (The winged tiger) (1960), which sold for $8,638,168 (€7,796,300) at Sotheby's Paris on December 4, 2019, and Gekidou suru aka (1969), which sold for $5,317,338 (€3,905,500) at Sotheby's Paris on June 3, 2014.

AS OF OCTOBER 30, 2023, SHIRAGA'S AUCTION RECORDS ARE LED BY TAKAO (1959), WHICH SOLD FOR $10,285,493 (€8,731,400) AT SOTHEBY'S PARIS ON JUNE 6, 2018, TENTAISEI SOUSHIKO (THE WINGED TIGER) (1960), WHICH SOLD FOR $8,638,168 (€7,796,300) AT SOTHEBY'S PARIS ON DECEMBER 4, 2019, AND GEKIDOU SURU AKA (1969), WHICH SOLD FOR $5,317,338 (€3,905,500) AT SOTHEBY'S PARIS ON JUNE 3, 2014.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$145,440
$246,906
$132,300
$80,106
$177,190
$144,440
$217,311
$110,500
$52,812
$176,220
$1,247,066
$807,360
$485,000
$1,398,360
$407,345
$225,719
$447,400
$398,056
$1,705,205
$1,115,858
$1,370,838
11/30/2007
12/11/2007
4/5/2008
10/24/2008
5/28/2010
12/4/2010
12/8/2010
5/10/2012
5/17/2013
4/18/2014
2/11/2015
4/18/2015
5/14/2015
5/30/2015
10/14/2015
4/14/2016
6/3/2016
12/7/2016
10/6/2019
12/2/2020
10/6/2023
Implied Historical Growth

Kazuo Shiraga (b. 1924, Amagasaki, Japan - d. 2008, Amagasaki, Japan) was one of the most influential Japanese Post-War artists, best known for his integration of performance and Artwork. Shiraga was born to a traditional merchant family in Hyogo Prefecture, Japan. His father was interested in oil Artwork and encouraged the young artist to attend a Western-style Artwork club at the Amagasaki Middle School where he enrolled in 1937. Four years later, Shiraga began his studies at the Kyoto Municipal Special School of Artwork, with a concentration in "Nihonga," a traditional style of Japanese Artwork. Shiraga's studies were paused from 1944 to 1945 when he was conscripted into the Imperial Army during World War II. After the conclusion of the war, Shiraga graduated from the Kyoto School of Artwork and continued his studies in oil Artwork at the City Art Center in Osaka, where he joined the New Creation Art Association. The following year, Shiraga joined another avant garde group, Genbi, and in 1952, he co-founded the Zero Society, an experimental set of five painters that would eventually join the Gutai group. The artist began his experimentation with different Artwork techniques in 1953, when he started Artwork with a palette knife and his hands, and created his first Artworks with his feet in 1954. That same year, Jirō Yoshihara founded the Gutai collective, an association of painters who sought to push the boundaries of traditional Artwork through the invention of new and performative techniques of creating art. In 1955, Shiraga exhibited with the Gutai group for the first time with his seminal performance piece, "Challenging Mud," where he moved through a pile of mud in order to form shapes out of the clay with his whole body. Thereafter, Shiraga began to focus on a new method of Artwork, where he held on to a rope above a canvas on the floor and swept paint around the surface with his feet. In 1958, Martha Jackson Gallery in New York debuted the work of the Gutai group in the United States. In 1962, Shiraga had his first solo exhibitions in Europe at Galerie Stadler in Paris and the International Center of Aesthetic Research in Turin. Shiraga was a member of the Gutai group up until 1971, when he became a Buddhist Monk and ended his involvement with the movement.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Kazuo Shiraga with the following criteria: Works on canvas created in the 1990s that measure from 25 inches by 25 inches to 65 inches by 65 inches, excluding monochrome beige works. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.3% CAGR implied from selected sales occurring from November 30, 2007, to October 6, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Kazuo Shiraga has a risk-adjusted appreciation of 0.89. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Kazuo Shiraga have a record price compound annual growth rate ("CAGR") of 20.3% from December 19, 1993 to June 30, 2023. This calculation is based on (i) a record price of $12,050 on December 19, 1993, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,952,716, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Kazuo Shiraga is 20.2%, which is based on 40 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Kazuo Shiraga was July 2, 2003 and ending on the last date a repeat sale occurred for such artist, which in the case of Kazuo Shiraga was June 3, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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